Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL BOARD INCREASES STOCK BUYBACK AUTHORIZATION TO $5 MILLION

HOUSTON – (September 29, 2008) – The Board of Directors of Rick’s Cabaret International, Inc. (NASDAQ: RICK), the nation’s premier operator of upscale gentlemen’s clubs, has authorized the buyback of up to $5 million of the company’s common stock.

In a special meeting the Board increased the buyback authorization from the previous level of $500,000.

“The Board agreed that our stock is currently undervalued and that it makes sense for us to buy our own equity at these levels,” said Eric Langan, President and CEO of Rick’s Cabaret. “I have always said that when we could buy our stock at a price that was better than investing in a new acquisition we would do so. Meanwhile, we are continuing to look at potential acquisitions at the right price.”

Mr. Langan said he saw no reason other than general market conditions for the current dip in the share price of the company’s stock, noting that revenues and other fundamentals remain solid for the company, which operates 19 nightclubs in seven states.

“We will announce our quarterly nightclub sales in early October and we anticipate reporting record nightclub revenues again, particularly now that the newest Rick’s Cabaret in Las Vegas has begun contributing,” Mr. Langan said.

The company has completed five important acquisitions in the past year: Tootsie’s Cabaret in Miami Gardens, Fl; Crazy Horse II in Philadelphia now operating as Rick’s Cabaret,  two clubs in Dallas that now operate as Rick’s Cabaret and a Club Onyx; and the former Scores-LV that now operates as Rick’s Cabaret-Las Vegas. In addition the company purchased the 49% of its Rick’s Cabaret- Austin it did not already own. The company also launched a Media Division with the acquisition of ED Publications and its annual convention business.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, Miami, Philadelphia, Las Vegas, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.

Contact:  Allan Priaulx, 212-338-0050, ir@ricks.com